EXHIBIT 10.21
EMPLOYMENT AGREEMENT
Employment Agreement (the "Agreement") made as of March 6, 2020 by and between Nicholas P. Anson ("Executive") and Liggett Vector Brands LLC ("LVB").
WHEREAS; LVB and Executive wish to set forth the terms upon which Executive will continue employment with LVB.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:
1.TERM. The term of Executive's employment by LVB under this Agreement (the "Contract Term") will commence on April 1, 2020 (the "Employment Date") and will expire on December 31, 2021, unless earlier terminated as provided in Section 4. Thereafter, the Contract Term will automatically be extended on December 31, 2021 and each subsequent December 31 for an additional year unless, not later than at least six (6) months prior to any such date, either party to this Agreement provides written notice to the other party that he or it does not wish to extend the Contract Term, in which case no further extension of the Contract Term shall occur pursuant hereto.
2.POSITION AND DUTIES.
a.General. During the Contract Term, Executive will serve as the President and Chief Operating Officer of LVB and will also serve as the President and Chief Operating Officer of Liggett Group LLC ("Liggett" and together with LVB, the "Companies"). In such positions, Executive will have the duties, responsibilities and authorities normally associated with the office and position of president and chief operating officer of a corporation including, but not limited to, management authority and responsibility for the day-to-day operations and business affairs of the Companies, and such other duties, responsibilities and authorities as may be prescribed by or at the direction of the senior management of Vector Group Ltd. ("VGR"), or the Board of Directors of VGR (the "VGR Board"). Executive will report to the senior management of VGR ("VGR Management") and the VGR Board. Executive will perform his duties at the principal executive offices of LVB in North Carolina, except for required travel on the Companies' behalf. Executive may also, from time to time, be requested to oversee operations of other of LVB's and its affiliates' businesses, without additional compensation, as may be determined by VGR Management or the VGR Board and reasonably acceptable to Executive. Executive shall also serve other positions with LVB and/or its affiliates, as may be mutually determined from time to time, without additional compensation, including service as a member of the Board of Managers of LVB and/or Liggett.
b.Exclusive Services. Executive will devote substantially all of Executive's working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Companies and their affiliates and, for so long as he serves as President and Chief Operating Officer of the Companies, faithfully discharge the duties of those offices. Without the prior written consent of VGR Management or the VGR Board, during the Contract Term, Executive will not, directly or indirectly, render services to any other person or organization for which he receives compensation or otherwise engage in any activity (including, without limitation, acting as a director, partner, joint venturer, advisor or shareholder) that interferes or is reasonably likely to interfere with his faithful performance of his duties and responsibilities hereunder.
c.Charitable and Other Activities. Executive will be allowed, to the extent such activities do not substantially interfere with the performance of his duties and responsibilities hereunder, (i) to manage his personal, financial and legal affairs, and (ii) to be engaged in civic, charitable, religious and educational activities.

3. COMPENSATION AND OTHER BENEFITS.
a.Base Salary. Commencing with the Employment Date, LVB will pay Executive an annual base salary ("Base Salary") of $500,000. Effective January 1, 2021, Executive's Base Salary will be increased to $650,000. Executive's Base Salary will be paid in accordance with LVB's customary payroll practices. Base Salary will not be lowered and any future increases will be subject to the discretion of VGR Management or the Compensation Committee of the VGR Board (the "VGR Compensation Committee").
b.Annual Bonus. During the Contract Term, Executive will be eligible to participate in any annual bonus plan LVB may implement for its senior executives, and Executive's annual bonus ("Annual Bonus") will be based on a target bonus opportunity of 50% of Base Salary; provided that the amount of such Annual Bonus, if any, may be higher or lower than the target bonus opportunity depending on the level of achievement of the applicable performance objectives as determined by, and in the sole discretion of, VGR Management or the VGR Compensation Committee.
c.Benefits. During the Contract Term, Executive will be entitled to participate in such 401(k) and employee welfare and benefit plans and programs of LVB as are made available to LVB's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.
d.Vacation. Executive will be entitled to twenty (20) days of paid vacation each year of his employment hereunder, but will not be entitled to cash in lieu of vacation except in the event of a termination of employment as set forth in Section 4(a). Vacation will not accrue from year-to-year.
e.Reimbursement of Expenses. LVB will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with its policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executives of LVB.
4. TERMINATIONS OF EMPLOYMENT.
(a) Voluntary Termination of Employment. Executive has the right to voluntarily terminate his employment hereunder at any time during the Contract Term upon not less than three (3) months' prior written notice to LVB (which LVB may in its sole discretion make effective earlier), unless his termination is for Good Reason (as defined below) in which event only thirty (30) business days' prior written notice is required. In the event of a voluntary termination of employment, unless Executive has terminated his employment for Good Reason (in which case he will receive the amounts and benefits set forth in, and subject to the terms of, Section 4(b) of this Agreement), the Contract Term will terminate immediately after the three (3) month notice period, unless sooner terminated by LVB, and Executive will only be entitled to receive within thirty (30) days of such termination or such later date as otherwise provided for herein or in accordance with the then applicable plan, policy or program:
i.any accrued but unpaid Base Salary to and including the date of termination of Executive's employment;
ii.any accrued but unused vacation for the calendar year of Executive's termination, to and including the date of termination of Executive's employment;
iii.reimbursement for expenses incurred by Executive, but not yet reimbursed, in accordance with Section 3(e) of this Agreement; and
iv.any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employment benefit plans or programs of LVB.
(b) Involuntary Termination without Cause. LVB has the right to terminate Executive's employment, on written notice to Executive, at any time without Cause (as defined below). In the event LVB terminates Executive's employment without Cause during the Contract Term, the Contract Term will terminate immediately and Executive will only be entitled to receive in cash, within thirty (30) days of such termination or such later date as otherwise provided for herein or in accordance with the then applicable plan, policy or program:
i.the amounts set forth in Section 4(a);
ii.up to twenty-four (24) months of Base Salary for the year in which termination occurs paid on a salary continuation basis in equal installments over a period of up to twenty-four (24) months after the date of termination, with the first twelve (12) months unmitigated and the second twelve (12) months subject to mitigation as described in Section 4(h), paid in accordance with LVB's customary payroll practices (the "Cash Severance Payment"), commencing no later than sixty (60) days after the date of Executive's employment termination;
iii.if Executive's termination of employment takes place on or after July 1st of the year of termination and bonuses are otherwise paid to LVB management for such year, the product of (x) the actual Annual Bonus earned for the year of termination, and (y) a fraction, the numerator of which is the number of days of the year of termination during which Executive was employed by LVB, and the denominator of which is 365

(or 366 in a leap year), which prorated Annual Bonus will be paid in a lump sum when bonuses for such period are paid to other senior executives of LVB; and
iv.during such time as the Cash Severance Payment is being paid (or would be paid but for Section 14) or until other employment is secured, whichever occurs first, continuation of LVB sponsored life, health, vision and dental insurance plans as if Executive were an employee of LVB; provided that such plans permit Executive's and/or his eligible dependents' continued participation and provided further that Executive continues to make any required contributions. For the avoidance of doubt, all other benefits will cease on Executive's employment termination date. Executive must promptly inform LVB when other employment is secured.

(c)     Termination for Cause. LVB has the right to terminate Executive's employment at any time for Cause, on written notice to Executive, setting forth in reasonable detail the facts and circumstances resulting in the Cause upon which such termination is based. In the event of termination for Cause, the Contract Term will terminate immediately and Executive will only be entitled to those amounts and benefits specified in Section 4(a).
(d)    Disability. Executive will be considered to be "Disabled" if, during the Contract Term, in the reasonable opinion of VGR Management or the VGR Compensation Committee after receiving the written report of an independent physician selected by VGR Management or the VGR Compensation Committee, Executive is incapable, due to mental or physical illness, of performing the essential functions of his duties as President and Chief Operating Officer for a period of one hundred eighty (180) days (whether or not consecutive) during any period of three hundred sixty (360) consecutive days. In the event Executive becomes Disabled during the Contract Term, the Contract Term will terminate and LVB will have no further obligation or liabilities to Executive, except those set forth in Section 4(a).
(e)     Death. In the event of Executive's death during the Contract Term, the Contract Term will terminate immediately thereafter, and Executive's beneficiary or estate will be entitled to receive those payments and benefits set forth in Section 4(b), provided that such payments and benefits will not be subject to mitigation.
(I) Non-Renewal. In the event LVB elects to not renew this Agreement, Executive will be entitled to receive the payments and benefits set forth in, and subject to, Section 4(b); provided, however, that if such notice of non-renewal is delivered more than six (6) months prior to the end of the Contract Term, it will be deemed for this purpose to have been delivered six (6) months prior to the end of the Contract Term.
(g)     Condition to Payment. As a condition to the payments and other benefits set forth in this Section 4 (other than payments and benefits provided in Section 4(a) hereof), Executive must execute on or after the date of termination a release of claims in favor of LVB and its affiliates (the "Release") in substantially the form typically used by LVB in connection with severance pay modified to reflect the terms of this Agreement that becomes effective within fifty-five (55) days of the date of termination.
(h)    Mitigation. During any period in which mitigation applies (the "Mitigation Period"), Executive shall use best efforts in good faith to mitigate the amount of any payments and other benefits set forth in Sections 4(b)(ii) and 4(b)(iv), by seeking other employment or consulting work during the Mitigation Period. The amount of payments set forth in Section 4(b)(ii) shall be reduced by any salary, bonus, consulting fees or other compensation earned by Executive (irrespective of when paid) from any employment or consulting work during the Mitigation Period. During the Mitigation Period, Executive shall provide to LVB, by the 10th day of each month, an Affidavit (the "Affidavit") certifying the amount of any salary, bonus, consulting fees or other compensation earned during the previous month. If the Affidavit is not provided to LVB, then LVB may suspend any payment subject to mitigation set forth in Section 4(b)(ii).
i.Defined Terms. For purposes of this Agreement, the following terms will be defined as follows:
(i) "Good Reason" will exist if, at any time prior to the expiration of the Contract Term, without the prior written consent of Executive:

A.Executive is removed as President and Chief Operating Officer of the Companies (other than in connection with the termination of his employment);
B.Executive's Base Salary, target Annual Bonus opportunity or the aggregate level of employee benefits made available under this Agreement is materially reduced;
C.Executive's duties and responsibilities at the Companies are significantly diminished or Executive is assigned duties and responsibilities materially inconsistent with his position; or
D.Executive's location of employment is relocated more than seventy-five (75) miles from Executive's current work location:
provided, however, that the term "Good Reason" will not include the occurrence of any of the above if such occurrence is remedied by LVB or any successor within thirty (30) business days after receipt of Executive's written notice of resignation for Good Reason setting forth in specific detail the facts and circumstances resulting in the Good Reason upon which his resignation is based.
(ii) For purposes of this Agreement, Cause means:
A.a material breach by Executive of his duties and obligations under this Agreement which is not remedied to the satisfaction of VGR Management within thirty (30) days after receipt by Executive of written notice of such breach from VGR Management;
B.Executive's indictment for or conviction of, or plea of guilty or nolo contendere to, a felony;
C.an act or acts of personal dishonesty by Executive intended to result in personal enrichment of Executive at the expense of LVB or any of its affiliates or any other material breach or violation of Executive's fiduciary duty owed to LVB or any of its affiliates;
D.a material violation of any code of business conduct or ethics policy of LVB or any of its affiliates; or
E.any grossly negligent act or omission or any willful and deliberate misconduct by Executive that results, or is likely to result, in material economic, or other harm, to LVB or any of its affiliates; provided, however, that any act or omission by Executive will not fall within the scope of this clause (E) if it was done or omitted to be done by Executive in good faith and with a reasonable belief that such action or omission was in the best interests of LVB or any of its affiliates, as applicable.
5. RESTRICTIVE COVENANTS.
(a) Confidentiality. Executive covenants and agrees with LVB that he will not, directly or indirectly, at any time, except in the good faith performance of Executive's obligations to the Companies hereunder or with the prior express written consent of VGR Management or the VGR Board, disclose any Confidential Information that he may learn or has learned by reason of his employment or association with the Companies, or use any such information for his own personal benefit or gain. The term "Confidential Information" includes, without limitation, information with respect to the operations, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, pricing information, financial information (including, without limitation, the revenues, costs or profits) associated with any activities or products of the Companies and/or their affiliates, business plans, prospects, opportunities or other information of or relating to the Companies and/or their affiliates. Confidential Information will not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this section or (ii) Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing will limit Executive's rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Executive agrees to waive Executive's right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive's behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding or (3) to Executive's attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(b)     Non-Solicitation. Executive will not, directly or indirectly, for the period commencing on the Employment Date and ending on the later of twenty-four (24) months after the date Executive's employment is terminated by LVB or Executive for any reason or the last date of payment of any severance (i) take any action to solicit or divert any business (or potential business) or clients or customers (or potential clients or potential customers) away from the Companies or any affiliate and/or (ii) induce any person in the employment of the Companies or any affiliate or any consultant to the Companies or any affiliate to (1) terminate such employment or consulting arrangement, (2) accept employment, or enter into any consulting arrangement, with anyone other than the Companies or any affiliate and/or (3) interfere with (x) the business relations between the Companies or any affiliate and each of their respective customers or suppliers in any manner or (y) the business of the Companies or any affiliate in any manner.
(c)    Non-Disparagement. Subject to the requirements of any applicable securities or other laws, Executive agrees that, during and after the Contract Term, he will not at any time make any statement or representation, written or oral, which Executive knows or should know will, or which he knows or should know is reasonably likely to, impair, bring into disrepute or adversely affect in any way the reputation, good will, business or public relations of the Companies or any affiliate and/or any person or entity which Executive knows or should know is one of the following: (i) an employee or a member of the boards of directors of the Companies or any affiliate, (ii) a person or entity who has or has had a legal or beneficial ownership interest in the shares of the Companies or any affiliate (an "Owner") and/or (iii) an owner, employee, director, partner, representative of, and/or adviser to, any such Owner.
(d)    Non-Competition. Executive agrees that for the period commencing on the Employment Date and ending on the later of twenty-four (24) months after the date Executive's employment is terminated by LVB or Executive for any reason or the last date of payment of any severance, he will not as an employee, consultant or in any other capacity, provide services, in the geographic areas in which the Companies or any of their affiliates do business, that are the same as or similar to the services he provided to the Companies or their affiliates, to any business that then engages in the development or manufacture of tobacco products, including but not limited to, cigarettes, roll-your-own tobacco, cigars, smokeless tobacco, hookah tobacco, pipe tobacco, vaporizers and other electronic nicotine delivery products, dissolvable nicotine products, as well as reduced risk or cessation products or is in the same, similar or otherwise competitive business as the Companies or any affiliate. Executive acknowledges and agrees that the Companies' market for research, development and sale of cigarette products is located throughout the United States and that the foregoing restrictions are reasonable and necessary to protect the Companies' legitimate business interests. The foregoing covenant will not prohibit Executive from owning securities traded on any national or international exchange provided that Executive owns such securities for investment purposes only and that such securities represent less than one percent (1%) of the total outstanding shares of such securities.
(e)    Equitable Relief. Executive understands and agrees that the rights and obligations set forth in this Section 5 will extend beyond the Contract Term and Executive's termination of employment. Without intending to limit the remedies available to LVB, Executive acknowledges that a breach of the covenants contained in this Section 5 may result in material irreparable injury to the Companies, VGR or any of their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, LVB will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5. Executive will also be required to pay all legal fees and costs incurred by LVB in connection with enforcing its rights under this Section 5.
6. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered (i) digitally by email, (ii) personally or (iii) by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

In the case of LVB:
Liggett Vector Brands LLC
100 Maple Lane
Mebane, NC 27302
Attn: Office of General Counsel

With a copy to:
Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor
Miami, FL 33137
Attn: Marc N. Bell, Senior Vice President, General
Counsel and Secretary
In the case of Executive:
Nicholas P. Anson
[address redacted]
7.     SUCCESSORS AND ASSIGNS. LVB and Executive agree that this Agreement is a personal agreement and that Executive may not sell, transfer, assign, pledge or hypothecate his obligations, duties, responsibilities, rights and interests hereunder, except that his rights to compensation and benefits may be transferred by will or intestate succession. This Agreement shall be binding upon and inure to the benefit of Executive's heirs, executors and administrators and LVB's successors and assigns. LVB may assign or transfer its rights and obligations under this Agreement, provided that the assignee or transferee is the successor to all or substantially all of the assets of LVB and such assignee or transferee assumes the liabilities, obligations and duties of LVB as contained in this Agreement, either contractually or as a matter of law.
8.    REPRESENTATIONS. LVB represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between LVB and any other person, firm or organization. Executive represents and warrants that the performance of Executive's duties under this Agreement will not violate any agreement between Executive and any other person, firm, partnership, company or other organization or association.
9.    ENTIRE AGREEMENT. This Agreement and the exhibits thereto contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between Executive and LVB, in respect thereof.
10.    AMENDMENT; WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Executive and an authorized officer or director of LVB. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer or director of LVB, as the case may be. Without limiting the generality of the above, the failure to enforce at any time any of the provisions of this Agreement or the failure to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

11.    SEVERABILITY. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in force and effect to the fullest extent permitted by law.
12.    SURVIVORSHIP. The respective rights and obligations of the parties hereunder will survive any termination of Executive's employment and any termination or expiration of the Contract Term to the extent necessary for the intended preservation of such rights and obligations.
13.    INDEMNIFICATION. LVB agrees that if Executive is made, or is threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that he is or was a director or officer of the Companies or, at the request of the Companies, serves or served any other company, partnership, joint venture, trust or other enterprise in any capacity, LVB will indemnify him to the fullest extent permitted by the bylaws of LVB or, if greater, by the applicable laws of the State of Delaware, against all costs, expenses, liabilities and losses reasonably incurred or suffered by Executive in connection therewith. LVB will advance to Executive all reasonable costs and expenses incurred by him in connection with any such proceeding upon receipt of an itemized list of such costs and expenses, provided he executes an undertaking to repay such amounts if, and to the extent, required to do so by applicable law.
14.    SECTION 409A OF THE CODE. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) do not apply, and this Agreement will be administered in a manner consistent with this intent. Each payment or reimbursement and the provision of each benefit under this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Furthermore, if any payment made under this Agreement is subject to payment during a specified time frame (e.g., within sixty (60) days of a termination of employment) as opposed to payment on a specific payment date (e.g., January 1, 2020), LVB, in its sole discretion, will determine the exact date upon which such payment will be made during the specified payment period. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Finally, if the period after the date of termination during which the Release must become effective spans two calendar years, any payments or benefits conditioned on the Release will not be made or commence to be made until the second calendar year.
15.    WITHHOLDING TAXES. LVB may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.
16.    GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of North Carolina without reference to principles of conflict of laws. Any dispute regarding this Agreement will be resolved by a court of competent jurisdiction in the State of North Carolina.
17.    HEADINGS. The headings of the Sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.
18.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

/s/ Nicholas P. Anson
NICHOLAS P. ANSON

LIGGETT VECTOR BRANDS LLC

/s/ Ronald J. Bernstein
Name: Ronald J. Bernstein

Title: President & CEO